UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 7, 2019

DLH Holdings Corp.
(Exact Name of Registrant as Specified in Charter)

New Jersey	0-18492	22-1899798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3565 Piedmont Road, NE
Building 3, Suite 700
Atlanta, GA 30305
(Address of Principal Executive Offices, and Zip Code)

(866) 952-1647
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	DLHC	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

{N0221578 2 }

Item 1.01	Entry into a Material Definitive Agreement.

Acquisition of Social & Scientific Systems, Inc.

On June 7, 2019, DLH Holdings Corp. (“DLH” or the “Company”) acquired Social & Scientific Systems, Inc. (“SSS”) pursuant to a Stock Purchase Agreement dated June 7, 2019 (the “Purchase Agreement”) by and among DLH, SSS, and Social & Scientific Systems, Inc. Employee Stock Ownership Trust (the “Seller”). The acquisition was completed on June 7, 2019 and SSS became a direct, wholly-owned subsidiary of DLH on such date (the “Acquisition”).

At the closing of the Acquisition, the Company paid to the Seller a total purchase price of $70 million in cash. The purchase price is subject to post-closing adjustments based on SSS’s final debt, transaction costs, net working capital, and other adjustments, as determined in accordance with the Purchase Agreement. The Company funded the purchase price and the costs and expenses of the Acquisition through a combination of cash on hand and a new credit facility, as described in greater detail below.

The Purchase Agreement contains customary representations, warranties and covenants by the parties. Subject to certain limitations and conditions, the Company will be indemnified by the Seller for damages resulting from breaches or inaccuracies of the representations, warranties, and covenants of the Seller and SSS as set forth in the Purchase Agreement. The Purchase Agreement further provides that escrow funds of an aggregate amount of approximately $1.2 million will be established for the benefit of DLH in order to satisfy the purchase price adjustment and indemnification obligations of the Seller that may arise following the closing of the Acquisition. A representations and warranties insurance policy has been purchased by the Company in connection with the Purchase Agreement, under which the Company may seek recourse for breaches of the Seller’s representations and warranties to supplement the indemnity escrow. The representations and warranties insurance policy is subject to certain customary exclusions and a deductible.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby is not complete and is subject and qualified in its entirety by reference to the text of the Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference in this Item 1.01. The representations and warranties of the parties in the Purchase Agreement have been made solely for the benefit of the other parties to the Purchase Agreement, and were not intended to be, and should not be, relied upon by any person other than such parties, including shareholders of the Company; should not be treated as categorical statements of fact, but rather as a way of allocating risk between the parties; in some cases have been qualified by disclosures that were made to the other parties in connection with the negotiation of the Purchase Agreement, which disclosures are not necessarily reflected in the Purchase Agreement; may apply standards of materiality in a way that may differ from standards of materiality applied by investors; and were made only as of the date of the Purchase Agreement or as of such other date or dates as may be specified in the Purchase Agreement, and are subject to developments occurring after those dates.

New Credit Facility

On June 7, 2019, DLH, along with DLH Solutions, Inc., Danya International LLC, and SSS as borrowers (collectively, the “Borrowers”) entered into a credit agreement (the “Credit Agreement”), with certain lenders, First National Bank of Pennsylvania, as administrative agent (the “Administrative Agent”), and F.N.B. Capital Markets and Manufacturers and Traders Trust Company as joint lead arrangers (the “Joint Lead Arrangers”). The Credit Agreement provides for an aggregate credit commitment of up to $95 million to DLH to provide financing for the Acquisition, consisting of a syndicated term loan of $70 million (the “Term Loans”) and a revolving credit facility of up to $25 million (the “Revolving Credit Facility”, and together with the Term Loans, the “Credit Facility”).

The Term Loans and the Revolving Credit Facility mature on June 7, 2024 and are secured by liens on substantially all of the assets of the Borrowers. At closing, DLH received the entire amount of the $70 million of Term Loans to
{N0221578 2 } 1

pay the cash purchase price of SSS. The Borrowers did not access funds from the Revolving Credit Facility at the closing, and such facility will be available to support future cash needs.

The principal of the Term Loans is payable in quarterly installments of $1,312,500 beginning in September 2019, increasing to $1,750,000 in September 2021, and $2,187,500 in September 2023, with the balance payable on the maturity date. At DLH’s option, loans under the Credit Facility will bear interest at a rate generally based on (i) LIBOR, or (ii) an alternative rate based on the highest of the (x) the federal funds rate, plus 0.5%, (y) the prime rate, or (z) a rate generally based on LIBOR plus 1.0%, and in each case plus an additional margin based on the Borrowers’ leverage ratio (defined as the ratio of total funded debt to consolidated EBITDA, each as identified in the Credit Agreement). Interest is payable quarterly, or in the case of interest based on LIBOR, at the conclusion of each applicable interest period (but not less frequently than each 90 days). As part of the Revolving Credit Facility, the lenders agreed to a sublimit of $3 million for letters of credit for the account of the Borrowers, subject to applicable procedures. The remaining balance of the Revolving Credit Facility is available, subject to certain limitations, including a borrowing base, for general working capital purposes.

Commencing with the fiscal year ending September 30, 2019, the Borrowers will be required to remit to the lenders an amount of 75% of excess cash flow, as defined in the Credit Agreement, to further reduce the outstanding principal of the Term Loans. The required excess cash flow payment will be reduced to 50% if the total leverage ratio is less than 2.5 to 1.0, but greater than or equal to 1.5 to 1.0. No excess cash flow payments are required if the ratio is below 1.5 to 1.0. All unpaid loans borrowed under the Term Loans and the Revolving Credit Facility must be repaid on their respective maturity dates, as stated above. In addition, the Borrowers must make additional mandatory prepayments of amounts outstanding under the Term Loans based on proceeds received from asset sales and sales of certain equity securities or other indebtedness.

The Credit Agreement contains customary covenants applicable to the Borrowers, which include limitations on: liens; other indebtedness; the payment of dividends and distributions; investments in other entities and extensions of credit; mergers and consolidations; and changes in nature of business. The Credit Agreement requires the Borrowers to comply with certain financial covenants including (i) a minimum fixed charge coverage ratio of at least 1.25 to 1.0 commencing with the quarter ending September 30, 2019 and for all subsequent periods and (ii) a maximum total leverage ratio of 4.25 to 1.0 from the fiscal quarter ending September 30, 2019 through and including the fiscal quarter ending June 30, 2020, which will thereafter decrease in annual increments of 0.25 to a minimum of 3.25 to 1.0 commencing with the fiscal quarter ending September 30, 2023 for the remaining life of the facility.

The Credit Agreement also contains certain customary events of default, including, among others, defaults based on certain bankruptcy and insolvency events, nonpayment, cross-defaults to other debt, breach of specified covenants, the material inaccuracy of our representations and warranties, ERISA events, material monetary judgments, change of control events, suspension or disbarment from contracting with the federal government, and certain other adverse events relating to our contracts with federal government customers. If an event of default occurs and is continuing under the Credit Agreement, the lenders and Administrative Agent may terminate the commitments under the agreement, stop making additional credit available, declare amounts outstanding, including principal and accrued interest and fees, payable immediately, and enforce any and all rights and interests of the lenders.

In addition to certain initial advisory fees payable to the Administrative Agent or its affiliates, DLH is obligated to pay an annual administrative agency fee to the Administrative Agent and an unused line fee to the Administrative Agent for the account of the lenders, based on the daily average of undrawn commitments under the Revolving Credit Facility. Further, the Joint Lead Arrangers for the Credit Facility received customary compensation for syndicating the loans under the Credit Agreement. The Administrative Agent, Joint Lead Arrangers and certain of the other lenders and their respective affiliates may in the future from time to time perform financial advisory, lending and/or other commercial banking services for the Borrowers, for which they may in the future receive, customary compensation and reimbursement of expenses.

The foregoing description of the Credit Agreement and the transactions contemplated therein is not complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
{N0221578 2 } 2

Item 1.02	Termination of Material Definitive Agreement.

In connection with the Acquisition and the establishment of the Credit Facility, as described in Item 1.01 of this Current Report on Form 8-K, the Company terminated its existing Loan and Security Agreement with Fifth Third Bank, dated May 2, 2016 and as amended thereafter.

Item 2.01	Completion of Acquisition or Disposition of Assets.

As described under Item 1.01 of this Current Report on Form 8-K, the Company completed its acquisition of SSS on June 7, 2019 for a total purchase price of $70 million, funded by borrowings under the Credit Facility and cash on hand. The foregoing does not constitute a complete summary of the Acquisition or the terms of the Purchase Agreement, and reference is made to the disclosures contained in Item 1.01 hereof and the complete text of the Purchase Agreement filed as Exhibit 2.1 to this Current Report on Form 8-K, which are incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above regarding the Credit Facility is incorporated by reference herein. The foregoing does not constitute a complete summary of the terms of the Credit Agreement, and reference is made to the disclosures contained in Item 1.01 hereof and the complete text of the Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which are incorporated by reference herein.

Item 3.03	Material Modification to Rights of Security Holders.

Pursuant to the terms of the Credit Facility, the Borrowers are subject to certain restrictions on their ability to pay dividends or make other distributions or payments on account of any redemption, retirement or purchase of any capital stock. The information regarding such restrictions set forth in Item 1.01 hereof and the Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

The Company will furnish the financial statements of the business acquired as required by Item 9.01(a) by amendment not later than 71 calendar days after the date on which the initial Current Report on Form 8-K with respect to the consummation of the Acquisition reported under Item 2.01 of this report is required to have been filed with the SEC pursuant to SEC rules.

(b) Pro Forma Financial Information

The Company will furnish the pro forma financial information required by Item 9.01(b) by amendment not later than 71 calendar days after the date on which the initial Current Report on Form 8-K with respect to the consummation of the Acquisition reported under Item 2.01 of this report is required to have been filed with the SEC pursuant to SEC rules

(d) Exhibits

{N0221578 2 } 3

The following exhibits are attached to this Current Report on Form 8-K:

Exhibit Number	Exhibit Title or Description

2.1	Stock Purchase Agreement among the Company, Social & Scientific Systems, Inc., and Social & Scientific Systems, Inc. Employee Stock Ownership Trust*.
10.1
Credit Agreement among DLH Holdings Corp., DLH Solutions, Inc., Danya International, LLC, Social & Scientific Systems, Inc., First National Bank of Pennsylvania, as Administrative Agent and other lenders party thereto.

* Schedules and other similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules and other similar attachments upon request by the SEC.

{N0221578 2 } 4

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DLH Holdings Corp.

By: /s/ Zachary C. Parker

Name: Zachary C. Parker
Title: Chief Executive Officer
Date: June 13, 2019

{N0221578 2 } 5